For Immediate Release Domino’s Pizza Posts Strong First Quarter 2005 Financial Results Domestic Same Store Sales up 11.2%; Raises 2006 National Advertising Spend	EXHIBIT 99.1

ANN ARBOR, Michigan, May 10, 2005: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced financial results for the first quarter ended March 27, 2005. Diluted earnings per share was $0.35 for the first quarter of 2005, driven primarily by strong global retail sales growth. Global retail sales were up 13.8% for the quarter versus the prior year period, driven by robust domestic and international same store sales and unit growth. Domestic same stores sales increased 11.2% for the quarter, while international same store sales increased 8.5%, on a constant dollar basis, for the same period. The Company added a net 42 stores worldwide during the quarter, and increased worldwide store counts by a net 326 stores over the past four fiscal quarters.

First Quarter Highlights (versus the prior year period):

•	Diluted EPS was $0.35, on net income of $25.0 million, compared to pro forma diluted EPS of $0.28 in the first quarter of 2004.

•	Global retail sales, comprised of all retail sales at Company-owned and franchise stores worldwide, increased 13.8%, driven by higher same store sales and store counts.

•	Domestic same store sales increased 11.2%, comprised of a domestic Company-owned same store sales increase of 13.8% and a domestic franchise same store sales increase of 10.8%.

•	International same store sales increased 8.5%, on a constant dollar basis, marking the 45th consecutive quarter of international same store sales growth.

•	Worldwide store counts increased by a net 42 stores during the quarter, and increased by a net 326 stores over the past four fiscal quarters. At the end of the quarter, there were 7,799 Domino’s Pizza stores in operation worldwide.

•	The Company paid its fourth quarter 2004 dividend of 10 cents per share on March 30, 2005. The 10 cent dividend was a 54% increase from the 6.5 cent dividend paid in the previous quarter.

During 2004, the Domino’s Pizza system voted to shift dollars from local and co-op marketing programs to more efficient national marketing initiatives. This resulted in an increase in the 2005 national marketing contribution rate from 3% to 4% of sales. Based on the success of this strategy, the Company recently completed another nationwide vote to shift an additional one percent of sales, from 4% to 5%, from local and co-op marketing programs to national marketing initiatives in 2006. Management views this move as another important step in maximizing the efficiency and reach of the Company’s media spend.

David A. Brandon, Chairman and CEO, said “Our same store sales performance in the first quarter was truly special. Our track record as a brand and company is one of steady, controlled growth, as evidenced by the fact we have not had a negative annual same store sales performance in the past eleven years. We will remember the first quarter of 2005 as a quarter when a number of key factors came together to produce exceptional results.”

Brandon continued, “I am proud of the strength of our marketing message, aided by a significant incremental increase in our national advertising spending, which began in January. Our worldwide system of stores executed well during a busy quarter of surging sales. I am pleased to see the progress made by our domestic Company-owned stores during this quarter. And, I continue to be impressed by the consistent growth and development of our international business.”

Brandon concluded, “These strong quarterly results contribute to our growing cash flow and put us in a strong position to grow our business, continue our debt reduction, opportunistically repurchase stock from our original investors, and pay a dividend to our shareholders that is among the highest yields in our industry.”

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Domino’s Pizza: Q105 Earnings Release, Page Two

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its first quarter 2005 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be simulcast at www.dominos.com. If you are unable to participate on the call, a replay will be available through midnight on June 10, 2005 by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), conference ID 3420951. The web cast will be archived for 30 days on www.dominos.com.

Board Declares First Quarter Dividend

The Company’s first quarter dividend in the amount of 10 cents per share will be paid on June 30, 2005 to shareholders of record as of the close of business on June 15, 2005. On an annualized basis, this equates to an approximate 2% dividend yield, based on the Company’s closing stock price of $18.31 on May 9, 2005.

Company Repurchases 4.4 Million Shares Subsequent to First Quarter

As previously announced on March 29, 2005, the Company repurchased and retired 4,409,171 shares of its Common Stock from shareholder JP Morgan Capital, L.P. and its affiliates (collectively, JPMP), for $75.0 million, or $17.01 per share. The repurchase price of $17.01 per share in this private transaction was based on a negotiated discount between the Company and JPMP. This transaction was completed during the second quarter of 2005. Management estimates that the repurchase transaction will increase its diluted earnings per share by approximately 3 to 4 cents per share in fiscal 2005.

Management believes this repurchase transaction, coupled with its recent increase in dividend payments, clearly demonstrates its commitment to realizing shareholder value through appropriate deployment of free cash flow. Additionally, this effective use of the Company’s free cash flow did not impact its public float, because the repurchased shares were not registered. This repurchase will save the Company approximately $1.8 million in annual dividends.

SUMMARY OF FINANCIAL RESULTS

Global Retail Sales Growth

Global retail sales include all retail sales worldwide at Company-owned and franchise stores (see Definitions).

(versus the prior year period)	First Quarter of 2005
Domestic Stores	+ 11.6%
International stores	+ 18.8%

Total	+ 13.8%

The 13.8% increase in global retail sales was driven by increased same store sales and higher store counts as detailed below.

Same Stores Sales Growth

See Definitions.

(versus the prior year period)	First Quarter of 2005
Domestic Company-owned stores	+ 13.8%
Domestic franchise stores	+ 10.8%

Total Domestic Stores	+ 11.2%

International stores	+ 8.5%

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Domino’s Pizza: Q105 Earnings Release, Page Three

Store Counts and Net Unit Growth

	Domestic Company-owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store count at January 2, 2005	580	4,428	5,008	2,749	7,757
Openings	—	22	22	42	64
Closings	(3)	(12)	(15)	(7)	(22)
Transfers	(9)	9	—	—	—

Store count at March 27, 2005	568	4,447	5,015	2,784	7,799

1st quarter net growth	(12)	19	7	35	42

Trailing 4 quarters net growth	(8)	103	95	231	326

Revenues

	First Quarter
(in thousands)	2005	2004	% Change
Domestic Company-owned stores	$98,225	$87,964	11.7%
Domestic franchise	39,233	34,637	13.3%
Domestic distribution	201,817	170,850	18.1%
International	30,393	25,303	20.1%

Total revenues (1)	$369,668	$318,754	16.0%

(1)	Total revenues primarily include retail sales at Company-owned stores, royalties from franchise stores, and related sales from distribution operations, which sell food and equipment to all Company-owned stores and certain franchise stores. Company-owned store and franchise store revenues may vary significantly from period to period due to changes in store count mix, while distribution revenues may vary significantly as a result of fluctuations in food prices, primarily cheese prices.

The increase in first quarter total revenues versus the prior year period was due primarily to increases in distribution revenues, which were driven by higher volumes related to the increase in domestic franchise same store sales and store counts as well as higher commodity costs, including cheese. The published cheese block price-per-pound averaged $1.54 in the first quarter of 2005, up from $1.34 in the prior year period. Total revenues were also positively impacted by increases in revenues from domestic Company-owned stores, domestic franchise and international operations as a result of higher same store sales and store counts.

Operating Margin

	First Quarter
(in thousands)	2005	% of Revenues	2004	% of Revenues
Domestic Company-owned stores	$20,085	20.4%	$17,861	20.3%
Domestic franchise (1)	39,233	100.0%	34,637	100.0%
Domestic distribution	19,707	9.8%	16,652	9.7%
International	13,988	46.0%	11,961	47.3%

Total operating margin	$93,013	25.2%	$81,111	25.4%

(1)	Domestic franchise operations do not have a cost of sales component. Accordingly, the domestic franchise operating margin equals domestic franchise revenues.

The increase in the first quarter total operating margin versus the prior year period was due primarily to increases in retail sales from both international and domestic franchise operations, which drove higher royalty revenues. Total operating margin was also positively impacted by increases in retail sales from Company-owned stores and higher distribution volumes related to the increase in domestic franchise same store sales and store counts. These increases in total operating margin were offset in part by margin pressures at Company-owned stores, due primarily to higher food costs.

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Domino’s Pizza: Q105 Earnings Release, Page Four

Total operating margin as a percentage of revenues decreased 0.2 percentage points during the first quarter of 2005 versus the prior year period. Operating margin as a percentage of total revenues was negatively impacted during the quarter as a result of higher food costs, which pressured domestic Company-owned store and distribution operating margins. Additionally, despite continued strong growth in international franchise royalty revenues, the international operating margin as a percentage of revenues decreased as a result of a mix change between the lower margin Company-owned store and distribution operations as compared to the higher margin franchise royalty revenues. These decreases were offset in part by margin improvements resulting from higher same store sales and store counts, which generated increased domestic and international franchise royalty revenues, higher distribution volumes and higher domestic Company-owned store revenues.

As mentioned above, the total operating margin as a percentage of revenues was negatively impacted by higher food costs, primarily cheese. Cheese price changes are a “pass-through” in domestic distribution revenues and cost of sales, and, as such, have no impact on operating margin or income. However, cheese price changes do impact operating margin as a percentage of revenues. Had the 2005 cheese prices been in effect during 2004, the total operating margin as a percentage of total revenues would have been approximately 24.9% for the first quarter of 2004, versus the reported 25.4%. This would have resulted in an operating margin improvement of 0.3 percentage points in the first quarter of 2005, versus the reported decrease of 0.2 percentage points. Similarly, had the 2005 cheese prices been in effect during 2004, the domestic distribution operating margin as a percentage of domestic distribution revenues would have been approximately 9.4% for the first quarter of 2004, versus the reported 9.7%. This would have resulted in an operating margin improvement of 0.4 percentage points in the first quarter of 2005, versus the reported improvement of 0.1 percentage points.

General and Administrative Expenses

General and administrative expenses increased $4.9 million, or 13.0%, during the first quarter of 2005 versus the prior year period, due primarily to increases in variable general and administrative expenses, including higher administrative labor due primarily to higher performance based bonuses and increases in advertising and incentive expenses relating to continued improvement in the financial performance of our domestic store operations. Additionally, insurance and depreciation and amortization expenses also increased during the first quarter of 2005. As a percentage of total revenues, general and administrative expenses decreased 0.3 percentage points to 11.5% in the first quarter of 2005, versus 11.8% in the prior year period.

Income from Operations

Income from operations increased $7.0 million, or 16.2%, during the first quarter of 2005 versus the prior year period. Income from operations was positively impacted by higher royalty revenues from domestic and international franchise stores, increases resulting from higher domestic Company-owned same store sales and higher volumes in our distribution business. These increases in income from operations were offset in part by higher food costs at our Company-owned stores and the aforementioned increases in general and administrative expenses.

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Domino’s Pizza: Q105 Earnings Release, Page Five

Interest Expense, net

Interest expense, net decreased $3.5 million, or 25.2%, during the first quarter of 2005 versus the prior year period. This decrease was due primarily to lower average debt balances and a reduction in our average borrowing rate. The average outstanding debt balance, excluding capital lease obligations, decreased $183.6 million to $752.9 million in the first quarter, from $936.5 million in the prior year period. The Company’s effective borrowing rate decreased 0.5 percentage points to 5.3% during the first quarter, from 5.8% in the prior year period. The reduction in average borrowing rate was due to senior credit facility pricing reductions and prepayments of senior subordinated notes, offset in part by higher market interest rates.

Net Income

Net income increased $6.6 million to $25.0 million during the first quarter of 2005 versus the prior year period, due primarily to the aforementioned increase in income from operations and reduction in interest expense, net.

Pro Forma EPS

Diluted earnings per share for the first quarter of 2005 was $0.35. Pro forma diluted earnings per share for the first quarter of 2004 was $0.28. Diluted EPS, as reported for the first quarter of 2004 is disclosed in the accompanying condensed consolidated statement of income.

Management believes it is helpful to investors to be presented with a pro forma EPS number for the first quarter of 2004, which is based on the Company’s capital structure following the completion of its initial public offering in the third quarter of 2004. As a result, the Company is providing pro forma EPS amounts for the first quarter of 2004, assuming that the following transactions occurred at the beginning of 2004:

(i)	the reclassification of previously outstanding Class A Common Stock and Class L Common Stock into Common Stock; and

(ii)	the issuance of the 9,375,000 shares in the IPO and the redemption of $109.1 million of senior subordinated notes, resulting in a reduction of interest expense of approximately $2.1 million ($1.3 million after-tax) in the first quarter of 2004.

The following table reconciles net income, as reported to pro forma net income for the first quarter of 2004, and also presents the pro forma diluted weighted average shares of common stock outstanding used to determine pro forma diluted earnings per share. The denominator in the pro forma diluted EPS calculations below assumes that the capital structure in place after the IPO was in place for the first quarter of 2004.

First Quarter of 2004
(In thousands, except per share data)
Net income, as reported	$18,408
Adjustments:
Reduction in interest expense from debt retirement	2,100
Tax impact	(793)

Total Adjustments (net of tax)	1,307

Pro forma net income	$19,715

Weighted average shares outstanding – diluted	71,287

Pro forma earnings per share – diluted	$0.28

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Domino’s Pizza: Q105 Earnings Release, Page Six

The following table reconciles diluted EPS, as reported to pro forma diluted EPS for the first quarter of 2004.

First Quarter of 2004
Earnings per share – diluted, as reported	$0.26
Impact of pro forma adjustments	0.02
Impact of the reclassification of the Class L conversion and issuance of common stock assuming the IPO occurred at the beginning of the year	—

Pro forma earnings per share – diluted	$0.28

See Comments on Regulation G.

Liquidity

As of March 27, 2005, the Company had $751.9 million in total debt and $53.2 million of cash and cash equivalents. Approximately 73% of outstanding borrowings were contractually fixed at the end of the first quarter. During the quarter, the Company repaid $25.1 million of outstanding borrowings, of which $25.0 million represented voluntary prepayments of senior secured credit facility borrowings. The Company is currently not required to pay down principal on its senior subordinated notes until 2011. The next scheduled principal amortization payment of $1.2 million on its senior secured credit facility is due on March 31, 2006. As of March 27, 2005, the Company had no borrowings under its $125.0 million revolving credit facility. Letters of credit issued under the revolving credit facility were $25.5 million at March 27, 2005.

Subsequent to the first quarter on March 29, 2005, the Company completed an amendment to its senior credit facility in order to permit the repurchase transaction described below, reduce current cash sweep requirements and provide additional financial flexibility. The Company used $35.0 million of available cash on hand and $40.0 million of borrowings from its revolving credit facility to fund the repurchase of 4,409,171 shares of Company common stock from JP Morgan and its affiliates at a negotiated discount to the then market price of the Company’s common stock.

Definitions

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, distribution revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated including only sales from stores that also had sales in the comparable period of the prior year, but excluding sales from certain seasonal locations such as stadiums and concert arenas. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis which reflects changes in international local currency sales.

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Domino’s Pizza: Q105 Earnings Release, Page Seven

Comments on Regulation G

In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures within the meaning of Regulation G as a result of the significant changes in the Company’s capital structure resulting from the IPO. The Company has included “Pro Forma EPS,” calculated based on “Pro Forma Net Income,” which are both non-GAAP financial measures. The Company’s management believes that these measurements are important to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies in the industry. While management believes that these non-GAAP financial measures will be helpful to investors in understanding and evaluating the Company’s performance in the periods immediately following the IPO, management does not expect to continue to provide such non-GAAP financial measures once the effects of the significant changes to the Company’s capital structure are able to be fully reflected in the Company’s financial statements.

About Domino’s Pizza

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 7,799 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of more than $4.6 billion in 2004, comprised of nearly $3.2 billion domestically and more than $1.4 billion internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

Contact: Lynn Liddle, Executive Vice President of Communications and Investor Relations – Domino’s Pizza, Inc. (734) 930 - 3008

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by Domino’s and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s and our franchisees to open new restaurants; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect Domino’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q105 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	March 27, 2005	% of Total Revenues	March 21, 2004	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$98,225		$87,964
Domestic franchise	39,233		34,637
Domestic distribution	201,817		170,850
International	30,393		25,303

Total revenues	369,668	100.0%	318,754	100.0%

Cost of sales:
Domestic Company-owned stores	78,140		70,103
Domestic distribution	182,110		154,198
International	16,405		13,342

Total cost of sales	276,655	74.8%	237,643	74.6%

Operating margin	93,013	25.2%	81,111	25.4%

General and administrative	42,518	11.5%	37,640	11.8%

Income from operations	50,495	13.7%	43,471	13.6%

Interest expense, net	10,402	2.8%	13,899	4.3%

Income before provision for income taxes	40,093	10.9%	29,572	9.3%

Provision for income taxes	15,135	4.1%	11,164	3.5%

Net income	$24,958	6.8%	$18,408	5.8%

Earnings per share:
As reported:
Common stock – diluted	$0.35		$0.26
Class L common stock – diluted	N/A		$2.49

Pro forma:
Common stock – diluted	N/A		$0.28

Domino’s Pizza: Q105 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 27, 2005	January 2, 2005 (Note)
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$53,233	$40,396
Accounts receivable	73,055	73,138
Inventories	21,231	21,505
Advertising fund assets, restricted	29,462	32,817
Other assets	20,664	21,635

Total current assets	197,645	189,491

Property, plant and equipment, net	135,364	136,883

Other assets	117,016	120,973

Total assets	$450,025	$447,347

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$291	$25,295
Accounts payable	58,361	55,350
Advertising fund liabilities	29,462	32,817
Other accrued liabilities	83,474	76,205

Total current liabilities	171,588	189,667

Long-term liabilities:
Long-term debt, less current portion	751,582	755,405
Other accrued liabilities	52,417	52,155

Total long-term liabilities	803,999	807,560

Total stockholders’ deficit	(525,562)	(549,880)

Total liabilities and stockholders’ deficit	$450,025	$447,347

Note:	The balance sheet at January 2, 2005 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Domino’s Pizza: Q105 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Quarter Ended
	March 27, 2005	March 21, 2004
(In thousands)
Cash flows from operating activities:
Net income	$24,958	$18,408
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	7,321	6,945
Amortization of deferred financing costs and debt discount	844	782
Provision for deferred income taxes	600	2,630
Other	400	30
Changes in operating assets and liabilities	6,548	(11,745)

Net cash provided by operating activities	40,671	17,050

Cash flows from investing activities:
Capital expenditures	(6,693)	(6,795)
Other	2,143	553

Net cash used in investing activities	(4,550)	(6,242)

Cash flows from financing activities:
Repayments of long-term debt and capital lease obligation	(25,080)	(18,371)
Other	1,899	(230)

Net cash used in financing activities	(23,181)	(18,601)

Effect of exchange rate changes on cash and cash equivalents	(103)	(6)

Increase (decrease) in cash and cash equivalents	12,837	(7,799)

Cash and cash equivalents, at beginning of period	40,396	46,391

Cash and cash equivalents, at end of period	$53,233	$38,592

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